EXHIBIT 15

April 25, 2008

Bank of America, N.A. as Trustee
for the Hugoton Royalty Trust:

Re: Registration Statements No. 33-55784 and No. 333-91460 on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 24, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Fort Worth, Texas